Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-22897) on Form S-8 of FFBW, Inc. of our report dated March 24, 2022, relating to the consolidated financial statements of FFBW, Inc., appearing in this Annual Report on Form 10-K of FFBW, Inc. for the year ended December 31, 2021.

Wipfli LLP

Milwaukee, Wisconsin

March 24, 2022